At Home Group Inc. Announces Third Quarter Fiscal 2018 Financial Results

•	Q3 net sales grew 25%; comparable store sales increased 7.1%
•	Q3 operating income rose 106%; adjusted operating income[1] increased 61%
•	Q3 EPS strengthened by $0.07 to $0.04; pro forma adjusted EPS[1] grew 133% to $0.07 from $0.03
•	Raises fiscal 2018 outlook for net sales, comparable store sales and EPS

Plano, Texas, November 29, 2017 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the third quarter ended October 28, 2017.

Lee Bird, Chairman and Chief Executive Officer, stated: “This quarter we once again demonstrated the exciting momentum in our business. We are driving strong results across a variety of price points and style archetypes, indoor and outdoor décor, everyday and seasonal product categories, and new and existing stores across the country. Our new store growth of 18%, combined with our merchandising and marketing initiatives, drove net sales growth of 25% and our 14th consecutive quarter of over 20% percent net sales growth. Additionally, we delivered our 15th consecutive quarter of positive comparable store sales increases with 7.1% growth, marking our third straight quarter of acceleration on a two-year comparable store sales basis. Driven by our top line outperformance and industry-leading profitability, we more than doubled year-over-year pro forma adjusted EPS to $0.07, enabling us to raise our full year outlook while continuing to reinvest in the expansion of our business.”

For the Thirteen Weeks Ended October 28, 2017

•

Net sales grew 24.8% to $213.0 million from $170.7 million in the quarter ended October 29, 2016 driven by the net addition of 22 stores since the third quarter of fiscal 2017 and a comparable store sales increase of 7.1%. Excluding the net impact of Hurricanes Harvey and Irma, we estimate that comparable store sales would have increased 8.3%.

•

We expanded our footprint by opening eight new stores in the third quarter of fiscal 2018. We ended the quarter with 144 stores in 33 states, which represents an 18.0% increase in store count since October 29, 2016.

•

Gross profit increased 21.9% to $62.7 million from $51.4 million in the prior year period. Gross margin of 29.4%  decreased 70 basis points from 30.1% in the third quarter of fiscal 2017 driven by targeted price reductions on discontinued inventory primarily related to category reinventions, an increase in outbound freight and increased occupancy costs driven by our third quarter fiscal 2017 and 2018 sale-leaseback transactions. These factors were partially offset by the nonrecurrence of prior year distribution costs associated with strategic investments in incremental inventory and leverage of store occupancy costs achieved through sales growth.

•

Selling, general and administrative expenses (“SG&A”) increased 13.1% to $51.8 million from $45.8 million in the prior year period primarily driven by an 18.0%  increase in store count since the quarter ended October 29, 2016.

•

Adjusted SG&A1, which excludes nonrecurring costs incurred in conjunction with our IPO, increased 14.1% to $48.3 million compared to $42.4 million in the third quarter of fiscal 2017. We improved adjusted SG&A1 as a percentage of net sales by 210 basis points to 22.7% primarily by leveraging labor and corporate overhead expenses, partially offset by an increase in preopening expenses driven by the number and timing of new store openings.

•

Operating income increased to  $9.3 million compared to $4.5 million in the third quarter of fiscal 2017. We drove 170 basis points of  operating margin expansion to 4.4%  of net sales primarily by leveraging operating expenses, partially offset by a decrease in gross margin.

•

Adjusted operating income[1] increased 60.7% to $12.8 million from $7.9 million in the third quarter of fiscal 2017. We drove 130 basis points of adjusted operating margin[1] expansion to 6.0% of net sales primarily by leveraging operating expenses, partially offset by a decrease in gross margin.

•	Interest expense increased $0.4 million to $5.6 million compared to $5.2 million in the third quarter of fiscal 2017.
•

Income tax expense was $1.3 million based on an effective tax rate of 35.6%  compared to a  tax benefit of $1.5 million and an effective tax rate of 44.8% in the third quarter of fiscal 2017.  Our strategic restructuring drove the decrease in the effective tax rate for the third quarter of fiscal 2018.

•

Net income in the third quarter of fiscal 2018 was $2.4 million compared to a net loss of $1.9 million in the prior year period, which included a $2.7 million loss on extinguishment of debt in the third quarter of fiscal 2017.

•	Pro forma adjusted net income[1] grew 149.7% to $4.5 million compared to $1.8 million in the third quarter of fiscal 2017.
•

EPS improved to $0.04 compared to $(0.03) in the third quarter of fiscal 2017.  We grew pro forma adjusted EPS[1] by 133.3% to $0.07 from  $0.03 in the third quarter of fiscal 2017. We estimate that business interruption from Hurricanes Harvey and Irma impacted EPS and pro forma adjusted EPS by approximately $0.01 during the third quarter of fiscal 2018.

•	Adjusted EBITDA[1] increased 42.3% to $32.1 million compared to $22.6 million in the third quarter of fiscal 2017.

For the Thirty-nine Weeks Ended October 28, 2017

•

Net sales grew 23.7% to $656.9 million from $531.1 million in the thirty-nine weeks ended October 29, 2016 driven by the net addition of 22 stores since the third quarter of fiscal 2017 and a comparable store sales increase of 6.9%.

•

Gross profit increased 20.9% to $207.6 million year to date from $171.8 million in the prior year period. Gross margin of 31.6% decreased 70 basis points from 32.3% in the same period of fiscal 2017 primarily due to distribution costs associated with strategic investments in incremental inventory and increased occupancy costs driven by our third quarter fiscal 2017 and 2018 sale-leaseback transactions, partially offset by leverage of store occupancy costs achieved through sales growth.

•

SG&A increased 21.3% to $152.2 million from $125.4 million in the thirty-nine weeks ended October 29, 2016. The increase is primarily driven by an 18.0%  increase in store count since October 29, 2016,  a  $4.7 million increase in advertising as we continue to grow consumer awareness of the At Home brand, a $3.9 million increase in stock-based compensation costs partially related to our IPO and a $1.6 million increase in preopening expenses driven by the timing of new store openings.

•

Adjusted SG&A1, which excludes nonrecurring costs incurred in conjunction with our IPO, increased 17.5% to $143.3 million year to date compared to $122.0 million in the prior year period.  We improved adjusted SG&A1 as a percentage of net sales by 120 basis points to 21.8% primarily by leveraging labor and corporate overhead expenses, partially offset by higher advertising and preopening expenses to support our growth plans.

•

Operating income increased to $50.9 million year to date compared to $43.4 million in the prior year period. Operating margin decreased 50 basis points to 7.7% primarily driven by distribution costs associated with strategic investments in incremental inventory and advertising as well as by stock-based compensation costs associated with our IPO, which we partially offset by leveraging labor and corporate overhead expenses.

•

Adjusted operating income[1] increased 27.6% to $59.8 million year to date from $46.8 million in the prior year period.  We drove adjusted operating margin[1] expansion of  30 basis points to 9.1% of net sales by leveraging labor and corporate overhead expenses, partially offset by a decrease in gross margin and higher advertising expenses to support our growth plans.

•

Interest expense improved to $15.9 million year to date from $21.9 million in the prior year period primarily due to the repayment in full of our $130.0 million second lien term loan in the third quarter of fiscal 2017 utilizing net proceeds from our initial public offering (“IPO”).

•	Income tax expense was $13.0 million year to date compared to $7.0 million in the first three quarters of fiscal 2017. The effective tax rate was 37.2% in both periods.
•	Net income was $22.0 million year to date compared to $11.8 million in the prior year period, which included a $2.7 million loss on extinguishment of debt in the third quarter of fiscal 2017.
•	Pro forma adjusted net income[1] grew 44.3% to $27.5 million year to date compared to $19.1 million in the prior year period.
•	EPS increased to $0.35 year to date compared to $0.21 in the prior year period. We grew pro forma adjusted EPS[1] by 41.9% to $0.44 from $0.31 in the thirty-nine weeks ended October 29, 2016.
•	Adjusted EBITDA[1] increased 23.7% to $115.2 million year to date compared to $93.1 million in the prior year period.

Sale-leaseback Transaction

In September 2017, we entered into a sale-leaseback transaction pursuant to which we sold six properties for a total of $62.6 million and contemporaneously leased them back for cumulative initial annual rent of $4.2 million, subject to annual escalations.

Balance Sheet Highlights as of October 28, 2017

•	Net inventories increased 12.0% to $277.8 million compared to $248.1 million as of October 29, 2016 driven primarily by an 18.0% increase in the number of open stores.

•	Total liquidity (cash plus $86.8 million of availability under our revolving credit facility (“ABL Facility”)) was $97.0 million.
•	Total debt was $308.8 million compared to $302.4 million as of October 29, 2016. There was $185.2 million outstanding under the ABL Facility as of October 28, 2017.

Outlook & Key Assumptions

Chief Financial Officer Judd Nystrom stated: “We are so pleased with our continued momentum in the third quarter and fourth quarter to date that we are raising our fiscal 2018 net sales outlook to $939 million to $944 million, which reflects, in part, an annual comparable store sales increase of 5.7% to 6.0%. As a result of our top line outperformance, we will continue to invest in the long-term health of our business through initiatives such as direct sourcing, from which we expect to generate product savings to reinvest in lower prices, brand awareness and product quality over time.  Our team members continue to drive strong results, and we anticipate that incremental incentive compensation will have a $0.01 to $0.02 effect on EPS in the fourth quarter. We are also raising our fiscal 2018 pro forma adjusted EPS outlook to $0.77 to $0.79 from the $0.73 to $0.75 previously provided.”

For fiscal 2018, we expect:

•	Net sales of $939 million to $944 million, representing annual growth of 23%, based on 28 gross and 26 net new store openings and an assumed comparable store sales increase of 5.7% to 6.0%.
•	Gross margin consistency with fiscal 2017 and modest operating margin expansion.
•

Net income of $41.9 million to $43.4 million and EPS of $0.66 to $0.68 based on assumptions of a 37.5% annual effective tax rate, interest expense of $21.5 million and diluted weighted average shares outstanding of 63.5 million.

•	Pro forma adjusted net income[1] of $48.6 million to $49.9 million[2], representing annual growth of 33% to 37%, and pro forma adjusted EPS[1] of $0.77 to $0.79.
•	Net capital expenditures of $110 million to $130 million, net of approximately $110 million of assumed sale-leaseback proceeds.

For the fourth quarter of fiscal 2018, we expect:

•

Net sales of $282 million to $287 million based on 5  new store openings and an assumed comparable store sales increase of approximately 4.0%, which would represent an 11.1% increase on a two-year comparable store sales basis.

•	Gross margin expansion of approximately 120 basis points primarily driven by product margin expansion.
•

Net income of $19.9 million to $21.4 million and EPS of $0.31 to $0.33 based on an assumptions of a 37.5% annual effective tax rate, interest expense of $5.6 million and diluted weighted average shares outstanding of 63.7 million.

•	Pro forma adjusted net income[1] of $21.1 million to $22.4 million[2] and pro forma adjusted EPS[1] of $0.33 to $0.35.
•	Sale-leaseback proceeds of approximately $45 million to $50 million.

1 Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

2 Projected pro forma adjusted net income for fiscal 2018 excludes an estimated pre-tax adjustment of $10.7 million in non-cash stock-based compensation related to the special one-time IPO bonus grant.

Conference Call Details

A conference call to discuss the third quarter fiscal 2018 financial results is scheduled for today, November 29, 2017, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with related materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at investor.athome.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13672432. The replay will be available until December 6, 2017.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income (loss) before interest expense, net, loss from extinguishment of debt, income tax provision (benefit) and depreciation and amortization, adjusted for the impact of certain other items permitted by our debt agreements, including certain legal settlements and consulting and other professional fees, costs associated with new store openings, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense and non-cash rent.

“Adjusted Net Income” means net income (loss) adjusted for losses incurred due to the modification or extinguishment of debt,  certain one-time expenses associated with our IPO and the registration of shares of our common stock on behalf of our majority stockholders, non-cash stock-based compensation related to a special one-time IPO bonus grant and the tax impact of such adjustments.

“adjusted operating income” means operating income adjusted for certain one-time expenses associated with our IPO and the registration of shares of our common stock on behalf of our majority stockholders as well as non-cash stock-based compensation related to a special one-time IPO bonus grant.

“adjusted SG&A” means selling, general and administrative expenses adjusted for certain one-time expenses associated with our IPO and the registration of shares of our common stock on behalf of our majority stockholders as well as non-cash stock-based compensation related to a special one-time IPO bonus grant.

"comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the second day of the sixteenth full fiscal month after it reopens. Our estimation of the comparable store sales impact of Hurricanes Harvey and Irma is based upon our analysis of comparable store performance before, during and after the hurricanes and includes estimates of revenue foregone during associated temporary store closures, reduced operating hours and business interruption periods as well as the positive impact of stronger economic recovery in the affected areas.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“pro forma adjusted net income” means Adjusted Net Income adjusted for interest on indebtedness repaid during the periods presented, the tax impact of adjustments to Adjusted Net Income and the normalization of income tax rates to reflect comparability between periods.

“pro forma adjusted EPS” means pro forma adjusted net income divided by pro forma diluted weighted average shares outstanding.

“pro forma diluted weighted average shares outstanding” means diluted shares outstanding on a pro forma basis after giving effect to the shares of common stock issued in the IPO as if it had occurred at the beginning of the periods presented.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of certain corporate overhead expenses, which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "on track", "plan", "potential", "predict", "seek", "should", or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for fiscal 2018, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, potential growth opportunities and future capital expenditures and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as filed with the Securities and Exchange Commission (“SEC”) on April 5, 2017, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home, the home décor superstore, is focused on providing customers with the broadest assortment of home décor products to suit every room, every style and every budget. With a wide assortment of over 50,000 items throughout our stores, At Home enables customers to express themselves and create a home that reflects their personality and style. Our differentiated merchandising strategy allows us to identify trends and then value engineer products to provide the aesthetics our customers want at attractive price points. Our highly efficient operating model seeks to drive growth and profitability while minimizing operating risk, ultimately allowing us to deliver exceptional value to our customers. We utilize a flexible and disciplined real estate strategy that enables us to successfully open and operate stores across a wide range of formats and markets. We believe that our broad and comprehensive offering and compelling value proposition combine to create a leading destination for home décor. As of November 29, 2017, At Home operates 149 stores in 34 states and is headquartered in Plano, Texas. For more information, visit investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	October 28, 2017	January 28, 2017	October 29, 2016
Assets
Current assets:
Cash and cash equivalents	$10,212	$7,092	$7,663
Inventories, net	277,764	243,795	248,053
Prepaid expenses	4,991	6,130	4,675
Other current assets	4,607	1,860	3,186
Total current assets	297,574	258,877	263,577
Property and equipment, net	446,269	340,358	314,114
Goodwill	569,732	569,732	569,732
Trade name	1,458	1,458	1,452
Debt issuance costs, net	2,088	1,202	1,322
Restricted cash	—	482	630
Noncurrent deferred tax asset	48,804	40,735	34,226
Other assets	311	549	544
Total assets	$1,366,236	$1,213,393	$1,185,597
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$70,759	$58,425	$66,482
Accrued and other current liabilities	81,885	74,439	75,834
Revolving line of credit	185,195	101,575	87,020
Current portion of deferred rent	9,083	7,082	6,983
Current portion of long-term debt and financing obligations	4,302	3,691	3,720
Income taxes payable	562	7,265	13,244
Total current liabilities	351,786	252,477	253,283
Long-term debt	298,037	299,606	291,864
Financing obligations	19,714	19,937	18,649
Deferred rent	122,885	103,692	104,175
Other long-term liabilities	6,311	2,811	2,641
Total liabilities	798,733	678,523	670,612
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 60,441,045, 60,366,768 and 60,366,768 shares issued and outstanding, respectively	604	604	604
Additional paid-in capital	558,977	548,301	543,674
Retained earnings (accumulated deficit)	7,922	(14,035)	(29,293)
Total shareholders' equity	567,503	534,870	514,985
Total liabilities and shareholders' equity	$1,366,236	$1,213,393	$1,185,597

AT HOME GROUP INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Net sales	$212,954	$170,678	$656,859	$531,121
Cost of sales	150,292	119,283	449,287	359,371
Gross profit	62,662	51,395	207,572	171,750

Operating expenses
Selling, general and administrative expenses	51,775	45,784	152,159	125,399
Depreciation and amortization	1,571	1,078	4,522	2,940
Total operating expenses	53,346	46,862	156,681	128,339

Operating income	9,316	4,533	50,891	43,411
Interest expense, net	5,626	5,177	15,934	21,888
Loss on extinguishment of debt	—	2,715	—	2,715
Income (loss) before income taxes	3,690	(3,359)	34,957	18,808
Income tax provision (benefit)	1,315	(1,503)	13,000	7,000
Net income (loss)	$2,375	$(1,856)	$21,957	$11,808

Earnings per share:
Net income (loss) per common share:
Basic	$0.04	$(0.03)	$0.36	$0.22
Diluted	$0.04	$(0.03)	$0.35	$0.21
Weighted average shares outstanding:
Basic	60,427,649	59,615,926	60,399,546	53,763,127
Diluted	63,985,070	59,615,926	63,143,760	55,303,519

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Thirty-nine Weeks Ended
	October 28, 2017	October 29, 2016
Operating Activities
Net income	$21,957	$11,808
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,943	26,378
Loss on disposal of fixed assets	87	261
Non-cash interest expense	1,599	2,170
Amortization of deferred gain on sale-leaseback	(4,543)	(3,253)
Deferred income taxes	(8,069)	(19,500)
Stock-based compensation	9,951	6,093
Loss on extinguishment of debt	—	2,715
Changes in operating assets and liabilities
Inventories	(33,969)	(71,665)
Prepaid expenses and other current assets	(1,607)	1,729
Other assets	237	(1,886)
Accounts payable	1,482	29,297
Accrued liabilities	10,851	20,642
Income taxes payable	(6,790)	13,531
Deferred rent	10,329	8,679
Net cash provided by operating activities	36,458	26,999
Investing Activities
Purchase of property and equipment	(176,061)	(92,945)
Purchase of intangible assets	—	(580)
Change in restricted cash	482	(605)
Net proceeds from sale of property and equipment	62,386	62,069
Net cash used in investing activities	(113,193)	(32,061)
Financing Activities
Payments under lines of credit	(279,171)	(302,489)
Proceeds from lines of credit	362,791	312,909
Payment of debt issuance costs	(1,906)	(323)
Proceeds from issuance of long-term debt	6,162	—
Payment of Second Lien Term Loan	—	(130,000)
Payments on financing obligations	(137)	(402)
Payments on long-term debt	(8,696)	(5,342)
Proceeds from exercise of stock options	812	—
Proceeds from issuance of common stock	—	132,944
Net cash provided by financing activities	79,855	7,297
Increase in cash and cash equivalents	3,120	2,235
Cash and cash equivalents, beginning of period	7,092	5,428
Cash and cash equivalents, end of period	$10,212	$7,663

Supplemental Cash Flow Information
Cash paid for interest	$14,017	$15,976
Cash paid for income taxes	$29,860	$11,730
Supplemental Information for Non-cash Investing and Financing Activities
Property and equipment included in current liabilities	$10,852	$6,046
Property and equipment reduction due to sale leaseback	$(46,184)	$(30,910)
Property and equipment acquired under capital lease	$1,006	$—

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization and taxes, as well as costs related to new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance. We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income, diluted weighted average shares outstanding and earnings per diluted share adjusted for nonrecurring charges associated with events such as our IPO and refinancing transactions.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Selling, general and administrative expenses as reported	$51,775	$45,784	$152,159	$125,399
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	(2,719)	(2,708)	(8,156)	(2,708)
Transaction costs(b)	(724)	(701)	(724)	(725)
Adjusted selling, general and administrative expenses	$48,332	$42,375	$143,279	$121,966

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Operating income as reported	$9,316	$4,533	$50,891	$43,411
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	2,719	2,708	8,156	2,708
Transaction costs(b)	724	701	724	725
Adjusted operating income	$12,759	$7,942	$59,771	$46,844
Adjusted operating margin	6.0%	4.7%	9.1%	8.8%

Reconciliation of diluted weighted average shares outstanding as reported to pro forma diluted weighted average shares outstanding

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Diluted weighted average shares outstanding	63,985,070	59,615,926	63,143,760	55,303,519
Adjustment for issuance of shares at IPO(d)	—	750,842	—	6,603,641
Dilutive effect of stock options(e)	—	1,312,972	—	—
Pro forma diluted weighted average shares outstanding	63,985,070	61,679,740	63,143,760	61,907,160

Reconciliation of net income as reported to pro forma adjusted net income

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Net income (loss)	$2,375	$(1,856)	$21,957	$11,808
Adjustments:
Loss on extinguishment of debt	—	2,715	—	2,715
Loss on modification of debt(g)	—	—	179	—
Stock-based compensation related to special one-time IPO bonus grant(a)	2,719	2,708	8,156	2,708
Transaction costs(b)	724	701	724	725
Tax impact of adjustments to net income (loss)(c)	(1,227)	(2,740)	(3,369)	(2,288)
Adjusted Net Income	4,591	1,528	27,647	15,668
Adjustments for comparability between periods:
Interest on Second Lien Term Loan(h)	—	138	—	6,054
Tax impact of adjustments to Adjusted Net Income(c)	—	(62)	—	(2,253)
Tax rate adjustments(f)	(133)	181	(137)	(398)
Pro forma adjusted net income	$4,458	$1,785	$27,510	$19,071
Pro forma diluted weighted average shares outstanding	63,985,070	61,679,740	63,143,760	61,907,160
Pro forma adjusted EPS	$0.07	$0.03	$0.44	$0.31

(a)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(b)

Charges incurred in connection with our initial public offering and the registration of shares of our common stock on behalf of our majority stockholders, which we do not consider in our evaluation of our ongoing performance.

(c)

Represents the tax impact associated with the adjusted expenses utilizing the effective tax rate in effect during the periods presented. The effective tax rate for the thirteen weeks ended October 28, 2017 and October 29, 2016 was 35.6% and 44.8%, respectively. The effective tax rate for each of the thirty-nine weeks ended October 28, 2017 and October 29, 2016 was 37.2%.

(d)	Reflects the weighted average impact of common shares issued with our initial public offering in August 2016 as if they had been outstanding the entire period.
(e)	Reflects the dilutive impact of stock options utilizing the treasury stock method with regard to pro forma adjusted net income in the period.
(f)

Represents the tax impact required to present pro forma adjusted net income, including all outlined adjustments, subject to a normalized effective tax rate of 37.5% and 38.5%, for fiscal years 2018 and 2017, respectively.

(g)

Non-cash loss due to a change in the ABL Facility lenders under the amendment to our ABL Facility resulting in immediate recognition of a portion of the related unamortized deferred debt issuance costs.

(h)

Adjusts stated interest expense for the use of IPO proceeds for repayment in full of the $130.0 million of principal amount of indebtedness under our second lien term loan facility, which occurred in the third quarter of fiscal 2017.

Reconciliation of net income to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Net income (loss)	$2,375	$(1,856)	$21,957	$11,808
Interest expense, net	5,626	5,177	15,934	21,888
Loss on extinguishment of debt	—	2,715	—	2,715
Income tax provision (benefit)	1,315	(1,503)	13,000	7,000
Depreciation and amortization(a)	12,255	9,373	34,943	26,378
EBITDA	$21,571	$13,906	$85,834	$69,789
Consulting and other professional services(b)	1,756	1,267	4,553	2,598
Costs associated with new store openings(c)	4,514	2,812	12,514	9,700
Relocation and employee recruiting costs(d)	—	45	—	190
Management fees and expenses(e)	—	71	—	1,847
Stock-based compensation expense(f)	710	1,135	1,795	3,385
Stock-based compensation related to special one-time IPO bonus grant(g)	2,719	2,708	8,156	2,708
Non-cash rent(h)	657	559	2,164	2,159
Other(i)	220	89	205	764
Adjusted EBITDA	$32,147	$22,592	$115,221	$93,140
Corporate overhead expenses(j)	18,652	15,028	55,444	44,940
Store-level Adjusted EBITDA	$50,799	$37,620	$170,665	$138,080

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our consolidated statements of operations.
(b)	Primarily consists of consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives.
(c)

Non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened eight and seven new stores during the thirteen weeks ended October 28, 2017 and October 29, 2016, respectively, and 23 new stores during each of the thirty-nine weeks ended October 28, 2017 and October 29, 2016.

(d)	Primarily reflects employee recruiting and relocation costs in connection with the build-out of our management team.
(e)

Reflects management fees paid to our Sponsors in accordance with our management agreement. In connection with our initial public offering, the management agreement was terminated on August 3, 2016 and our Sponsors no longer receive management fees from us.

(f)	Non-cash stock-based compensation related to the ongoing equity incentive program that we have in place to incentivize and retain management.
(g)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(h)

Consists of the non-cash portion of rent, which reflects (i) the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset by (ii) the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $(1.6) million and $(1.4) million during the thirteen weeks ended October 28, 2017 and October 29, 2016, respectively, and $(4.5) million and $(3.3) million during the thirty-nine weeks ended October 28, 2017 and October 29, 2016, respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(i)

Other adjustments include amounts our management believes are not representative of our ongoing operations, including for the thirty-nine weeks ended October 29, 2016, a loss of $0.3 million recognized on the sale of land in connection with the expansion of our distribution center.

(j)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Farah Soi/Shannon Devine
203.682.8200
Farah.Soi@icrinc.com

Shannon.Devine@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

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